UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

April 4, 2011
Date of Report (Date of earliest event reported)

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13647	73-1356520
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5330 East 31st Street, Tulsa, Oklahoma  74135
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (918) 660-7700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
         (17 CFR 240.14d-2(b))

[   ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
         CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 4, 2011, Dollar Thrifty Automotive Group, Inc., a Delaware corporation (the “Company”), entered into a services agreement (“SA”) with HP Enterprise Services, LLC (“HP”).  This SA is a three and one-half year agreement totaling approximately $72 million, wherein HP will continue to provide a range of information technology (“IT”) services to the Company, including applications development and maintenance, network, workplace and storage management and back-up and recovery.  The Company believes that the terms of the SA will provide cost reductions to the Company at current levels of IT development and support.  This SA replaces the existing five year agreement between the Company and HP, which was set to expire on September 30, 2011.  This SA extends a multi-year relationship between the Company and HP or its predecessors.

The SA includes early termination provisions, which allow the Company to terminate the SA or portions of the SA for convenience and without cause by providing HP at least 120 days prior written notice of the Company’s intent to terminate and paying a termination fee to HP on the termination date.  Likewise, the Company may terminate the SA in the event of a change of control of the Company by providing HP with sixty days prior written notice of its intent to terminate and paying a termination fee to HP.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
(Registrant)

April 7, 2011	By:	/s/ H. CLIFFORD BUSTER III
H. Clifford Buster III
Senior Executive Vice President, Chief Financial
Officer and Principal Financial Officer

3